June 22, 2011

ECOtality, Inc.
Four Embarcadero Center, Suite 3720
San Francisco, California 94111

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-174088), as amended (the “Registration Statement”), filed by ECOtality, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 9,775,000 shares (including up to 1,275,000 shares that may be purchased by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company) of the Company’s common stock, par value $0.001 per share (the “Shares”).  We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale by the Company of the Shares.  In such capacity, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the legal competence of all signatories to such documents, the conformity with the authentic original documents of all documents submitted to us as copies, and the accuracy, completeness and authenticity of all certificates of public officials.

We are authorized and licensed to practice law only in the State of California.  In rendering this opinion we have conducted, to the extent we deem necessary, a reasonable inquiry and examination of applicable laws in existence on the date hereof of the General Corporation Law of the State of Nevada (the “Nevada GCL”).  With respect to matters of the Nevada GCL, we have relied on the 2011 edition of the Annotated Nevada Laws Governing Business Entities, published by Corporation Service Company.  We express no opinion as to the laws of any other time or jurisdiction or the applicability of the laws of any particular jurisdiction.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company, when such Shares are delivered and paid for in compliance with the provisions of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

ECOtality, Inc.
June 22, 2011

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

We expressly decline any continuing obligation to advise you after the date of this opinion of any changes in the foregoing or any changes of circumstances of which we may become aware that may affect the conclusions reached herein.  This opinion is solely for use in connection with the issuance and sale of Shares under the Registration Statement, and may not be relied upon by, delivered to, or quoted by any other person or for any other purpose without our prior written consent.

Very truly yours,
/s/ Farella Braun + Martel LLP
FARELLA BRAUN + MARTEL LLP